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               NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                    RIDER

                SCHEDULED SUPPLEMENTARY TERM INSURANCE (SSTR)

1. WHAT IS THE BENEFIT FOR THIS RIDER? This rider provides a benefit for the amount of term insurance that is in effect at the death of the last surviving Insured. This benefit is called the Scheduled Supplementary Term Insurance Benefit (SSTR Benefit). We will pay the SSTR Benefit that is in effect at the death of the last surviving Insured promptly to the beneficiary when we have proof that the last surviving Insured died while this rider was in effect.

2. HOW ARE FACE AMOUNT CHANGES UNDER THIS RIDER SCHEDULED? The amount of insurance provided by this rider will vary based on the schedule of face amount changes for the years and amounts that you selected in your application. This schedule is indicated in the Policy Data Pages. On each Policy Anniversary, the corresponding scheduled face amount change for this rider will automatically be processed.

3. IN ADDITION TO SCHEDULED FACE AMOUNT CHANGES, DOES THE SSTR BENEFIT PROVIDED BY THIS RIDER ALSO CHANGE? Yes. The face amount of the Scheduled Supplementary Term Insurance Rider when added to the face amount of the Base Policy equals the Total Face Amount. On each Monthly Deduction Day, other than the First Monthly Deduction Day, in order to maintain the Total Face Amount in effect at that time, the SSTR Benefit is automatically set to equal the Total Face Amount in effect minus the Life Insurance Benefit. Thus, the SSTR Benefit is automatically adjusted to reflect any increases or decreases in the Life Insurance Benefit. Increases and decreases in the Life Insurance Benefit are described in Section 1.3 of the Base Policy.

     If the Supplementary Term Rider is also attached to the Policy, the Total Face Amount also includes the face amount of the Supplementary Term Rider. On each Monthly Deduction Day, other than the First Monthly Deduction Day, in order to maintain the Total Face Amount in effect at that time, the Scheduled Supplementary Term Insurance Benefit is automatically set to equal the Total Face Amount in effect minus the greater of the Life Insurance Benefit, or, the Target Face Amount. The Target Face Amount is defined as the Policy's base face amount plus the Supplementary Term Rider face amount.

4. CAN THE SCHEDULE OF FACE AMOUNT CHANGES FOR THIS RIDER BE MODIFIED? You determine the schedule of face amount changes for this rider at the time of application and this schedule may not be modified, unless we agree. In the event we agree to a change in your schedule, evidence of insurability may be required.

5. CAN THE SCHEDULE OF FACE AMOUNT CHANGES FOR THIS RIDER BE DISCONTINUED? Yes. Any requests to discontinue further scheduled face amount changes must be requested by sending us a signed written notice. If future scheduled face amount increases are discontinued at your request, we will not allow you to reinstate any schedule of face amount increases in the future. Your request to discontinue scheduled face amount increases will take effect on the Monthly Deduction Day on or next following the date we receive your request.

     Requests to discontinue any decreases must be approved by us. Your request to discontinue scheduled face amount decreases will take effect on the Monthly Deduction Day on or next following the date we approve your request to discontinue scheduled face amount decreases.

     The face amount of insurance under this rider that is in effect at the time future scheduled face amount changes are discontinued will remain in effect subject to the provisions of this rider.






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                SCHEDULED SUPPLEMENTARY TERM INSURANCE (SSTR)
                                 (CONTINUED)

6. WHAT ARE THE RESTRICTIONS ON THE LIFE INSURANCE BENEFIT OPTION WHEN THIS RIDER IS SELECTED? This rider is only available with Life Insurance Benefit Option 1. Option changes to Life Insurance Benefit Option 2 are not allowed when this rider is in effect. If you choose to cancel this rider from the Policy, once this rider is deleted, you may then request a change from Life Insurance Benefit Option 1 to Life Insurance Benefit Option 2. At no time, can changes be made to Life Insurance Benefit Option 3.

7. WHAT IS THE COST OF INSURANCE FOR THIS RIDER? The Monthly Cost of Insurance for this rider will be based on the SSTR Benefit as determined on each Monthly Deduction Day and the Cost of Insurance rates in effect at that time. The Cost of Insurance rates will be based on issue age, the duration since issue of such insurance, sex and risk classification. The monthly Cost of Insurance for this rider will be deducted from the Policy's Cash Value on each Monthly Deduction Day.

     The Cost of Insurance rates for this rider will be set by us in advance, at least once each year. Any change in Cost of Insurance rates will be made on a uniform basis for all Insureds in the same class. The Cost of Insurance rates are guaranteed to never exceed the rates shown in the Table of Maximum Cost of Insurance Rates for this rider that is included among the Policy Data pages.

8. ARE THERE OTHER MONTHLY CHARGES FOR THIS RIDER? A monthly Per Thousand Face Amount Charge, as indicated on the Policy Data Page, is deducted from the Policy's Cash Value, on each Monthly Deduction Day.

9. HOW WILL A PARTIAL SURRENDER FROM THE POLICY AFFECT THIS RIDER? When you take a partial surrender from the Policy, the face amount of this rider may be reduced.

     When you take a partial surrender, the face amount of this rider will be reduced by the difference between;

         (a)      the amount of the surrender; and

         (b)      the greater of:

                           (i)      a - (b/c),   where:

                                    a = the Cash Value of the Policy
                                    immediately prior to the surrender,

                                    b = the Total Face Amount of the Policy, and

                                    c = the applicable percentage as shown on Policy Data Page 2.2 for the younger Insured's age at the time of the surrender; or

                           (ii) zero.

     In addition, if the amount of the partial surrender is in excess of the face amount of this rider, the following will occur:

     1. the face amount of this rider will be reduced to zero, and the rider will end; and

     2. a reduction in the Policy's base face amount will occur as described in Section Seven of the Base Policy.

     If a partial surrender would cause the Total Face Amount to fall below $500,000, we reserve the right to require a full surrender.



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                SCHEDULED SUPPLEMENTARY TERM INSURANCE (SSTR)
                                 (CONTINUED)

10. HOW WILL A PARTIAL SURRENDER FROM THE POLICY AFFECT THIS RIDER IF YOUR POLICY ALSO CONTAINS THE SUPPLEMENTARY TERM RIDER? If a Supplementary Term Rider is attached to the Policy, any necessary decrease caused by the partial surrender will be applied first, to decrease the Supplementary Term Rider face amount, second to decrease the face amount of this rider, and third to decrease the Policy's base face amount.

     In addition, if the amount of the partial surrender is in excess of the face amount of the Supplementary Term Rider plus the face amount of this rider, the following will occur:

         1. the face amount of this rider will be reduced to zero, and the rider will end; and

         2. the face amount of the Base Policy will be reduced as described in Section Seven of the Base Policy.

     If a partial surrender would cause the Total Face Amount to fall below $500,000, we reserve the right to require a full surrender.

11. DOES THIS RIDER HAVE CASH OR LOAN VALUE? The SSTR Benefit does not have cash or loan values.

12. IS THIS RIDER PART OF THE CONTRACT? This rider, when paid for, is made part of the Policy based on the application for the rider.

13. ARE ANY POLICY PROVISIONS OF THE BASE POLICY AFFECTED BY THE PRESENCE OF THIS RIDER? The No Lapse Guarantee Provisions of the Base Policy are not in effect when this rider is attached to the Policy.

14. IS THE COVERAGE UNDER THIS RIDER CONVERTIBLE? Under this rider, the policyowner does not have a conversion privilege. On the Policy Anniversary on which the younger Insured is or would have been age 95, the SSTR face amount in effect at that time will automatically convert to insurance under the Base Policy.

     On policies where the SSTR face amount under this rider decreases after the issue date, we may from time to time offer you the right to either increase the SSTR face amount or to convert this rider to increased coverage under the Base Policy, up to the face amount of the Scheduled Supplementary Term Insurance Rider, as shown in the schedule of face amount changes on the Issue Date. Any such offer will be made uniformly to a class of policyowners having this rider.

15. ARE THERE ANY RIDERS THAT ARE NOT AVAILABLE WITH THIS RIDER? The Guaranteed Minimum Death Benefit Rider (GMDB) and the No Lapse Guarantee to Age 100 rider are not available when this rider is in effect.

16. MAY WE CONTEST THIS RIDER? We will not contest this rider after it has been in force during the lifetime of each Insured for 2 years from the date of issue of this rider.

17. DOES THIS RIDER COVER SUICIDE OF THE INSUREDS? In the event of the suicide of the first of the Insureds to die within 2 years of the date of issue of this rider, the rider will continue in force on the surviving Insured.

     Suicide of both Insureds at the same time or of the last surviving Insured, while sane or insane, within 2 years of the date of issue of this rider, is not covered by this rider. In that event, any monthly costs that were deducted for this rider will be part of any amount payable because of the Insured's death.

18. WHAT IS THIS RIDER'S DATE OF ISSUE? This rider must be issued at the same time as the Base Policy. Both the rider and the Base Policy will have the same date of issue.



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                SCHEDULED SUPPLEMENTARY TERM INSURANCE (SSTR)
                                 (CONTINUED)

19. WHEN DOES THIS RIDER END You can cancel this rider by sending us your signed written notice. This rider will end on the Monthly Deduction Day on or next following the date we receive your request. However, once this rider is cancelled, all coverage under this rider ends and the rider cannot be reinstated to the Policy. This rider also ends if the Policy ends or is surrendered. Coverage under this rider can end without coverage under the Policy also ending.

     This rider also ends on the Policy Anniversary on which the younger Insured is or would have been age 95. At that time, the SSTR face amount in effect at that time will automatically convert to insurance under the Base Policy. There will be no additional charge for this conversion. At the time of conversion, all coverage under this rider ends, and the rider cannot be reinstated.



         NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION



    /s/ George J. Trapp                       /s/ Frederick J. Sievert
----------------------------                ----------------------------
         Secretary                                   President



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